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                                 EXHIBIT 10.12


               MCI TELECOMMUNICATIONS
               CORPORATION
[MCI LOGO]
               205 North Michigan Avenue
               Chicago, IL 60601
               312 856 2121


SECOND AMENDMENT

This First Amendment is made this 4th day of February 1997 between LONG DISTANCE DIRECT, INC. ("Customer") and MCI TELECOMMUNICATIONS CORPORATION ("MCI").

WHEREAS, Customer and MCI entered into a Carrier Agreement signed by Customer on March 14, 1996, and subsequently accepted by MCI on March 26, 1996, as Amended by the First Amendment signed by Customer on September 23, 1996 and subsequently accepted by MCI on September 27, 1996, (together, the "Agreement").

WHEREAS, Customer and MCI desire to enter into this Second Amendment for the purpose of amending the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and MCI agree as follows:

1.    The following paragraph is hereby added as the new Paragraph 3(g) of the
      Agreement:

      3(g) 1) Customer acknowledges that it has been informed by MCI that the Carrier Network Service product does not support a multiple PIC for a single ANI. A "multiple PIC" is where: (i) the end user selects one carrier for interLATA and a different carrier for intraLATA and/or international or (ii) the end user selects one carrier for operator service calls dialed with the 0+, 01+ or 00- dialing pattern and a different carrier for 1+ long distance calls.

            2) Customer shall comply with Section 64.1150 of the FCC's Rules and Regulations, as well as other applicable laws or regulations pertaining to letter of agency requirements for a primary long distance carrier change. Customer represents that during the term of this Agreement it shall not submit any ANI for Carrier Network Service unless Customer has been selected as the carrier for interLATA, intraLATA and international traffic FOR ALL TRAFFIC TYPES for the ANI. Customer understands that all ANI's submitted to MCI for Carrier Network Services will carry all traffic for such ANI (including but not limited to interLATA, intraLATA, international, interstate, 1+ and operator assisted) except for 10XXX calls directed to another carrier's CIC. ANI's with multiple PICs submitted by Customer to MCI for Carrier Network Services shall be deemed an unauthorized use of MCI's Carrier Network Services.

            3) If Customer submits an ANI(s) with a multiple PIC to MCI for Carrier Network Service, Customer shall be fully liable to MCI and all third parties for any claims, liability or expenses, including but not limited to fines and penalties, arising out of Customer's submission of an ANI with a multiple PIC. MCI shall not be liable to Customer or any third party for any damage or loss due to Customer's submission of ANI's with multiple PICs. MCI shall have no liability to Customer or any third party for revenue that might have been earned but for MCI's inability to support multiple PIC for a single ANI.

            4) Customer agrees to defend and hold MCI free and harmless from any loss, claim, damage, liability, cost or expense (including without limitation court costs, legal expenses and counsel fees) that MCI may become liable for by reason of Customer's submission of ANI(s) for Carrier Network Service.

2.    The following paragraph is hereby added as the new Paragraph 3(h) of the
      Agreement:

      3(h) Customer shall receive Call Traffic Records pursuant to Exhibit F of this Agreement.

3. The attached exhibit is hereby added as the new Exhibit F of the Agreement.


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4.    The terms of this Second Amendment will become effective, following execution by both parties, as of the first full month following execution.

5. Except as expressly provided in this Second Amendment, all of the terms and conditions contained in the Agreement shall remain in full force and effect.

6. This Second Amendment, together with the Agreement, is the complete agreement of the parties and supersedes all other prior agreements and representations concerning its subject matter.

7. This offer will remain open and be capable of being accepted by Customer until February 17, 1997. Any and all prior offers made to Customer, whether written or oral, shall be in writing and signed by both parties.


LONG DISTANCE DIRECT, INC.          MCI TELECOMMUNICATIONS
                                    CORPORATION


/s/  Steven Lampert                 /s/ Edward W. Smith
--------------------------          -----------------------------------
Signature                           Signature

                                                        EDWARD W. SMITH
                                                      EXECUTIVE DIRECTOR/
Steven Lampert                                        CONTROLLER, FINANCE
--------------------------          -----------------------------------
Printed Name                        Printed Name

President
--------------------------          -----------------------------------
Title                               Title


2/4/97                              3/5/97
--------------------------          -----------------------------------
                    Date                                          Date


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                                   EXHIBIT F
                              CALL TRAFFIC RECORDS

A.    CALL DETAIL RECORDS

Customer may select between weekly magnetic tapes or daily files to receive call detail record ("CDR(s)") information and may also choose to receive monthly magnetic tapes. Customer may choose ONE of these options (weekly magnetic tapes or daily files), but not both, by providing MCI written notice thereof. Customer may change the selected option during the Service Term of the Agreement by providing MCI with ninety (90) days prior written notice. Daily CDRs are available only for Carrier Network Service Interstate, Intrastate and International Outbound usage. Weekly and monthly magnetic tapes are available for Carrier Network Services Interstate, Intrastate and International Outbound and Inbound usage.

The above tapes shall be provided to Customer in MCI format and at applicable Tariff and state tariff rates. MCI makes no guarantee that such tape is compatible with any billing systems Customer may choose to use. Further, MCI assumes no obligation to conform the magnetic tape format to become compatible with any billing system of Customer or Customer's billing agent.

B.    WEEKLY MAGNETIC TAPES

Customer may receive CDRs from MCI on a weekly basis via magnetic tape in the same record layout format as the MCI monthly billing magnetic tape.

Weekly magnetic tapes consist of and feature the following:

      1. Customer shall receive one magnetic tape for each of the following products: Carrier Network Services Interstate, Intrastate and International Outbound; Carrier Network Services Interstate, Intrastate and International Inbound; and Operator Services. MCI will use reasonable efforts to provide this tape(s) to Customer one (1) week after the usage occurs. The traffic period contained in the magnetic tape varies in accordance to the type of usage as stated in the table below:

           TYPE OF USAGE           CALL TRAFFIC PERIOD
           -------------           -------------------
           Outbound                Saturday through Friday
           Inbound                 Friday through Thursday
           Calling Card            Wednesday through Tuesday

      Due to timing of the extract, the tape may not contain complete data for the week. The remaining data for such days will be contained in the following week's tape.

      2. Based on the nature of weekly magnetic tape processing, traffic may be in "Error Suspense", defined as the failure to process a record due to lack of current account information. Error Suspense is due to (a) the timeliness of order entry reference file extracts and (b) traffic rate table updates.

      Normal Error Suspense accounts for approximately one percent (1%) of total traffic for a given week and will appear on a later tape with the original date of the call specified.

      3. For invoicing cycles ending mid-week (i.e. the 31st day of the month is a Wednesday), two (2) magnetic tapes will be generated for that week; one for the traffic for the prior month's invoicing cycle and one for traffic for the current invoicing period. This will allow Customer to reconcile the weekly tapes to its monthly invoice.


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      4. Each new ANI may incur up to a two (2) week delay prior to appearing in the weekly magnetic tape process. MCI order entry file updates occur on the first (1st) and fifteenth (15th) of each month and produce extracts to weekly magnetic tape processes. For example, ANIs installed May 20, will not appear on the weekly magnetic tape until after May 30.

      5. The weekly magnetic tape service is a value-added product and is provided for fraud detection purposes only. MCI shall have no obligation to research or track any discrepancies between monthly magnetic tape and the weekly call detail records (but MCI may elect to do so, in its sole discretion).

      6. MCI will use the monthly magnetic tape to invoice Customer.

      7. Customer is responsible for paying the monthly invoice in full in accordance with the terms specified in this Agreement, regardless of any discrepancies between the monthly invoice and the weekly magnetic tapes.

C.    DAILY CDRs

Daily CDRs are only available for outbound and toll free usage through the MCI Call Window Software, which resides on the MCI Serviceview platform ("Call Window"). Call Window provides electronic access to daily CDR's. Daily CDR's will not be delivered via magnetic tape. The daily CDRs will be unedited by MCI's billing system and unaudited by MCI's billing center to ensure timeliness of delivery. MCI will not be liable to Customer for any errors or inaccuracies contained in the daily CDRs.

      1.    Daily CDRs are prepared as follows:

            (a) An extract is taken of calls from MCI's call processing system prior to monthly invoice preparation and MCI will use reasonable efforts to have CDR's available to Customer two (2) days after traffic is created.

            (b) Files will be received by 12:00 p.m. Eastern Standard Time, seven (7) days per week.

            (c) Two (2) communications access options to the Call Window server will be available for selection by Customer based on Customer's forecasted volume. Any and all expenses incurred to set up any dedicated line, hardware, software or other equipment that may be required for data delivery shall be paid by the Customer.

      2. MCI does not assume responsibility for failures in delivery of CDR data which are caused by Customer's billing and customer premise equipment. MCI will store files for up to fourteen (14) days in case a retransmission is requested, after which all files will be purged.

      3. Due to Error Suspense, as defined in paragraph B,2, not all calls will necessarily appear on the file specific to their date; calls may actually appear on a later file but the call will retain the original date.

      4. Customer understands that daily CDR delivery is subject to the following:

            (a) The record format will be identical to monthly magnetic tape except that it will not contain the amount charged for the call.

            (b) Daily CDRs will not always correspond with the monthly file for the following reasons:

                  (i) records do not complete the full billing process and may get dropped as "unbillable" when the full billing process is completed.


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                  (ii) Error Suspense, as defined in paragraph B,2, could result in calls from previous dates being delivered in daily files. Normal Error Suspense accounts for approximately one percent (1%) of total traffic.

                  (iii) calls can be recycled for ninety (90) days until they are either invoiced or dropped in the invoice editing process.

            (c) Call traffic can experience up to a two (2) week delay prior to appearing in the daily file process. This only occurs when ANI's added to a new account or Corporate Id which has been established within two weeks of when the ANI was tied to this new account via MCI's order entry system.

            (d) File creation is time driven (i.e., data is distributed at approximately the same time each day regardless of whether all files have been received from all data centers). Therefore, some files on given days could be incomplete with the remainder of data received on the following day's file. The file header shall indicate if all data was obtained from each of the three (3) MCI data centers.

            (e) MCI shall have no obligation to research or track any discrepancies between the daily and monthly files. Customer shall pay pursuant to the monthly invoice, regardless of any discrepancies between the monthly invoice and the daily files.

      5. If Customer elects to receive Daily CDRs through the MCI Call Window software application, Customer shall pay a one-time installation fee of Two Hundred Dollars ($200) for each workstation that supports Call Window.

      6. CDR's for Carrier Operator Services are available to Customer on a next day basis. Customer assumes responsibility for pulling the CDR's from the Carrier Operator Services Bulletin Board. Records will only be posted to the bulletin board for ten (10) days from the date of the call.

D.    LIMITATION OF LIABILITY.

MCI's total liability to Customer arising from its provisioning of CDRs under this Exhibit C shall be limited to the lesser of (a) Customer's proven direct damages or (b) the total amount paid by Customer to MCI for CDR services during the one (1) month period prior to the event giving rise to the cause of action. The foregoing limitation applies to all causes of actions and claims, including without limitation breach of contract, breach of warranty, negligence, strict liability, misrepresentation and other torts. Further, no cause of action which arose more than one (1) year prior to the institution of a legal proceeding alleging such cause of action may be asserted by either party against the other.



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